EXHIBIT 15.1
The Board of Directors and Stockholders
FedEx Corporation
We are aware of the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-55055, 333-03443, 333-45037, 333-71065, 333-34934, 333-55266, 333-100572, 333-111399, 333-121418, 333-130619, 333-15633, 333-171232 and Form S-3 No. 333-160953) of FedEx Corporation and in the related Prospectuses, of our report dated March 18, 2011, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Form 10-Q for the quarter ended February 28, 2011.
/s/ Ernst & Young LLP
Memphis, Tennessee
March 18, 2011